Exhibit 99.1

NEWS RELEASE APG: TSX AGT: AMEX

Apollo Gold Updates
Activities at Its Montana Tunnels Mine

Denver, Colorado - January 31, 2006 - Apollo Gold Corporation ("Apollo" or the "Company") (TSX: APG) (AMEX: AGT) announced that Montana Tunnels Mine, Inc. (“Montana Tunnels”) has given a WARN Act Notice (Workers Adjustment and Retraining Notice) today to all hourly and salaried personnel employed by Montana Tunnels. The WARN Act requires a sixty day notice be given to employees of a plant shutdown or mass layoff.

On October 21, 2005 Apollo suspended mining operations due to wall activity on the eastern side of the open pit. Apollo, with the assistance of outside consultants, undertook a technical review of potential pit access options to determine safe alternatives to allow access to the open pit mine and the associated costs for this program. As a result of the review several alternatives were developed with capital costs ranging from US$ 6.0 million to US$ 12.0 million. The Company is reviewing funding alternatives at this time.

Since the open pit mine operations were suspended, the mill has been processing lead-gold and zinc-gold concentrates from low grade ore stockpiles with the associated revenues reducing the overall fixed costs. The Company expects to continue milling low grade stockpiled ore through the first quarter 2006. At this time, the Company’s management is unable to assess whether the Company will be able to identify additional low grade stockpiled ore for processing or to obtain adequate funding in order to recommence mining. As a result and in accordance with the WARN Act, Montana Tunnels has given a WARN Act Notice to its employees.

Apollo Gold Corporation
Apollo Gold is a gold mining and exploration company with a mine in Montana, the Black Fox advanced stage development project in Ontario, Canada, and the Huizopa Project, an early stage exploration project in the Sierra Madre Gold Belt in Chihuahua, Mexico.

Contact Information:

Investor Relations - Marlene Matsuoka
Phone: 720-886-9656 Ext. 217 E-mail: info@apollogold.com	Toll Free: 1-877-465-3484 Website: www.apollogold.com

FORWARD-LOOKING STATEMENTS

This press release includes certain “Forward-Looking Statements” within the meaning of section 21E of the United States Securities Exchange Act of 1934, as amended. All statements regarding the recommencement of operations at the mine, the processing of low grade stockpiled material, the possible identification of additional low grade stockpiled ore amenable to processing and the economic impact to Apollo of these events, future plans and objectives of Apollo are forward-looking statements that involve various risks and uncertainties. Important factors that could cause actual results to differ materially from these forward-looking statements include: the failure to complete the reports, failure to obtain proper permits and or funding, and other factors disclosed under the heading “Risk Factors” and elsewhere in Apollo documents filed from time to time with the Toronto Stock Exchange, The American Stock Exchange, The United States Securities and Exchange Commission, and other regulatory authorities.